Exhibit 99.73

Press Release
Available for Immediate Publication: May 4, 2009

First National Bank of Northern California Reports a First Quarter 2009 Loss of $0.40 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced a loss for the first quarter of 2009 of $1,189,000 or $0.40 per diluted share, compared to operating earnings of $887,000 or $0.28 per diluted share for the first quarter of 2008. Total consolidated assets as of March 31, 2009 were $661,191,000 compared to $649,544,000 as of March 31, 2008.

Financial Highlights: First quarter, 2009
Consolidated Statement of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended March 31, 2009	Three months ended March 31, 2008

Interest income	$8,911	$10,371
Interest expense	2,319	3,322

Net Interest Income	6,592	7,049
Provision for loan losses	(2,140)	(990)

Non-interest income	149	1,261
Non-interest expense	6,220	6,177

Income before income taxes	(1,619)	1,143
Tax benefit (provision) for income taxes	430	(256)

Net Earnings	$(1,189)	$887

Basis earnings per share	$(0.40)	$0.29
Diluted earnings per share	$(0.40)	$0.28

Average assets	$658,199	$652,476
Average equity	$73,098	$67,747
Return on average assets	(0.72% )	0.54%
Return on average equity	(6.51% )	5.24%
Efficiency ratio	92%	74%
Net interest margin (taxable equivalent)	4.52%	4.86%
Average number of shares outstanding	3,030	3,111
Average diluted shares outstanding	3,030	3,120

Consolidated Balance Sheets
(In ‘000s)

	As of March 31, 2009	As of March 31, 2008

Assets
Cash and cash equivalents	$29,471	$22,099
Securities available for sale	91,711	87,107
Loans, net	490,910	491,400
Premises, equipment and leasehold improvements	12,737	13,880
Other real estate owned	5,655	3,955
Goodwill	1,841	1,841
Other assets	28,866	29,262

Total assets	$661,191	$649,544

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$171,697	$183,157
Savings and money market	206,390	183,460
Time	137,983	133,062

Total deposits	516,070	499,679
Federal Home Loan Bank advances	60,000	75,000
Accrued expenses and other liabilities	6,680	7,794

Total liabilities	582,750	582,473
Stockholders’ equity	78,441	67,071

Total liabilities and stockholders’ equity	$661,191	$649,544

          “Our first quarter 2009 earnings were negatively affected by a $1,200,000 valuation impairment charge on one land development foreclosure property and an additional provision for loan losses of $2,140,000 made during the quarter that management felt was necessary due to the level of nonperforming loans within the Bank’s loan portfolio and the continued problems in the national and local economy. Net charge-offs for the quarter were $489,000, down significantly from the same period during 2008, but still representing charge-off levels that were significantly higher than our historical experience. Throughout the first quarter of 2009, management met with customers that were having problems making their loan payments. These meetings were conducted in order to identify financial solutions and alternatives that would help our customers while still allowing the Bank to maintain prudent lending standards. In February 2009, the Bank received a $12,000,000 investment in preferred stock from the U.S. Treasury’s Capital Purchase Program. The Board of Directors approved this investment in order to help facilitate our ability to lend to those creditworthy borrowers that need funds,” stated Tom McGraw, Chief Executive Officer.

          During the first quarter of 2009, assets grew by $11,647,000 or less than 2% above March 31, 2008 levels. Total deposits increased by $16,391,000 or approximately 3% year over year. Over the last twelve months we have decreased our use of FHLB borrowings by $15,000,000 in an effort to place increased emphasis on developing long-term deposit relationships. The Federal Open Market Committee of the Federal Reserve Bank has continued to aggressively hold down short-term interest rates. This low rate environment has negatively affected our taxable equivalent net interest margin, which has decreased to 4.52% during the first quarter of 2009, compared with 4.86% for the same period in 2008. Our quarterly net interest income decreased by $457,000 year over year.

          “We believe that many of the factors that contributed to the increase in the level of bank owned foreclosed property and an increase in the reserve attributable to the loan portfolio during the first quarter continue to persist. These factors include a national recession, budgetary problems and expenditure reductions within state and local government, continued job losses, and weak consumer spending. Until these factors improve, we will most likely continue to experience a relatively high provision for loan loss and loan charge-off rates. We are doing everything possible to continue to lend to credit worthy borrowers and control the expense side of our operations during these financially difficult times,” continued Tom McGraw.

          “Our deposit activity during the first quarter of 2009 picked up, despite the low level of market interest rates. We are committed to pursuing long-term depository relationships and providing our customers a safe and convenient place to borrow prudently and make investment in depository products. The Company and the Bank are well capitalized and positioned to navigate these difficult economic times and perform well when the economy begins to improve again. For over forty-five years we have faithfully served our customers, our communities, and our shareholders. We continue to demonstrate, on a daily basis, our ability to deliver products and services that provide the financial solutions our customers seek as well as explore new products and services designed to increase our customers’ satisfaction in their banking relationship with us. While our short-term results are disappointing, our responsibility as management is to protect the long-term safety and soundness of our bank and our strategies reflect that objective,” noted Mr. McGraw.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.